JOY GLOBAL INC.

News Release

Contact:
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL FIRST QUARTER 2010
OPERATING RESULTS

Milwaukee, WI – March 3, 2010 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal year 2010 results.  Net sales for the quarter were $729 million compared to $755 million in the first quarter of last year, a decrease of 3 percent.  Operating income was $118 million, or 16 percent of net sales, in the current quarter versus $135 million, or 18 percent of net sales, in the prior year.  Net income in the current quarter was $76 million, or $0.73 per fully diluted share, compared to $86 million, or $0.83 per fully diluted share, in the first quarter last year.

“We delivered solid results in our first quarter that are in line with our expectations and are consistent with our outlook for our markets,” said Mike Sutherlin, President and Chief Executive Officer.  “Orders were up from last year’s run rate, and translated to a positive book to bill.  We continue to see strength in the international and emerging markets for all commodities, and the U.S. thermal coal market is correcting faster than expected.  I was also pleased that we reduced our trade working capital during the first quarter as we continue to improve the efficiency of our processes.  As a result, we are well positioned to take full advantage as the market recovery unfolds.”

First Quarter Operating Results
Segment results from the prior year have been restated to reflect the integration of Continental Crushing and Conveying into Joy Mining Machinery and P&H Mining Equipment.  Full results for crushing and conveying products are now reported with Joy, while the results for sales into the surface market are additionally reported with P&H.

New orders in the first quarter of $808 million were up 22% compared to the new orders last year of $664 million, before net cancellations and adjustments of $126 million.  Aftermarket orders were up, before last year’s cancellations and adjustments, but most of the order increase was from original equipment.  Surface original equipment orders increased in both North and South America and in both coal and copper in each of those markets.  Aftermarket orders for the surface business were up slightly, before first quarter 2009 cancellations and adjustments, primarily due to increased orders from South America and Canada. Underground original equipment orders in the current quarter were lower than original equipment orders a year ago, with strong order activity from China offset by decreases in the United States and Australia.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global Inc.

 Aftermarket orders for underground equipment increased 11% compared to the first quarter of 2009 primarily due to increases in the United States and South Africa.  The improvement reflects increases in rebuilds as machines sold a couple of years ago reach their first rebuild interval.

Net sales in the current quarter decreased by $26 million to $729 million despite a $49 million increase due to foreign currency translation.  Including the impact of currency, sales increased by 6 percent for the surface mining equipment business compared to last year’s first quarter.  Surface original equipment sales were essentially flat, while aftermarket sales increased by 10 percent, primarily related to the rebuild and refurbishment of equipment in Australia. The underground mining machinery business reported a sales decrease of 12 percent compared to a year ago, including the impact of currency. Underground original equipment sales declined by 18 percent for the quarter. An increase in longwall equipment sales in China was offset by decreased longwall equipment sales in the United States and Australia.  Aftermarket sales declined by 8 percent, as sales increases in Australia were offset by decreases in the United States.

Operating profit declined by $18 million to $118 million.  The decrease in operating profit was substantially due to $10 million associated with lower sales volumes and unfavorable absorption on decreased manufacturing levels, and a $9 million increase in pension expense.  These items were partially offset by $6 million of favorable foreign currency translation. In addition, prior year operating income included cancellation fees of $6 million, which were not repeated in the current quarter.

Net interest expense in the current quarter was $5 million as compared to $7 million of expense in the first quarter of last year.  The decrease in net interest expense was primarily due to interest earned on additional cash and cash equivalents and the decrease in amounts outstanding on our credit facility from the prior year first quarter. The effective tax rate in both periods was approximately 33 percent.  Net income for the current quarter was $76 million, down $10 million, compared to $86 million in the first quarter of last year.

Other Financial Matters
Cash provided by operations was $60 million in the quarter compared to cash used in operations of $36 million in the prior-year quarter.  The prior year first quarter included an inventory build of $144 million, while current quarter inventories were essentially flat.  This positive change was partially offset by a decrease in cash provided by advance payments in the current quarter compared to last year.  Capital expenditures were $14 million during the current quarter as compared to $23 million in the prior year period.

 Market Outlook
The Company continues to see a positive outlook for the commodities that its customers mine.  The emerging markets in general, and China and India in particular, were the major source of seaborne commodity demand during most of 2009.  Although the rate of growth in commodity imports into China began to moderate in the Company’s first fiscal quarter of 2010, imports are expected to remain near their current high levels.

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Joy Global Inc.

Steel and other industrial producers in the industrialized countries made significant reduction in inventories in 2009, and days of supply were reduced to historical averages on lower volumes.  During that time, sales out of inventory forced capacity utilization below 40 percent for steel making and into the low sixty percent range for broader industrial production.  Inventory levels stabilized in the second half of 2009, and sales that were previously coming out of inventory have been increasingly coming out of production.  As a result, capacity utilization in the industrialized countries exceeded sixty-five percent for steel making and over seventy percent for broader industrial production by the end of calendar year 2009.  These higher rates of industrial production are creating increased demand for commodities such as copper, iron ore, metallurgical coal and seaborne thermal coal.

In addition, the Company believes that there has been a structural shift in coal supply to China that started in 2009.  China’s shortage of coal production and rail bottlenecks created the need to substantially increase imports of thermal and metallurgical coal.  China was self-sufficient in metallurgical coal until 2009, when imports surged to over 30 million metric tons.  After becoming a marginal net importer of thermal coal by the second half of 2008, China’s net imports accelerated to over 70 million metric tons in 2009.  Coal imports are reaching the heavily populated and highly industrialized southeast sector of China at delivered prices that are competitive with domestic coal.  The Company believes that these shifts will be sustained because of preference for higher grade imported product and increasing domestic transportation cost as future Chinese production expands farther north and west.

India’s imports of coal also continue to rise, and imports reached 59 million metric tons in 2009. Coal India recently revised its current production estimates down, and now projects that imports into India could reach 200 million metric tons in the next few years.

Although it continues to lag the seaborne traded market, the U.S. thermal coal market has improved significantly in the Company’s most recent quarter.  Increasing industrial production and a colder winter have increased power demand, and coal stockpiles that had reached 200 million tons last September are being depleted and approaching 150 million tons.  Natural gas prices that have doubled from their lows of last September are causing utilities to switch generator dispatch back to coal.  As a result, the Company’s customers now believe that thermal coal stockpiles could reach normal levels in the second half of 2010.

The fundamentals in the commodity markets are improving as increasing demand from the industrialized countries adds to high demand from the emerging markets.  Global mine capacity utilization remains above ninety percent on average, and expansion projects have been on hold for the past year or more.  The Company’s customers now believe that limited capacity surplus will become a supply deficit before new capacity can be brought on line.  Announced capital expenditures for eighteen of the world’s largest mining companies have increased by over 22 percent, and budgets continue to be revised up.

Company Outlook
As a result, the Company expects 2010 to be a year of improving order rates.  Based on planning meetings with customers regarding machine specifications and delivery schedules, the Company

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Joy Global Inc.

expects that the strongest equipment demand will come from copper, international coal and iron ore, and that orders will come predominately from North and South America, Asia and Africa.

“We are encouraged by the improving fundamentals in the commodity markets, and by our first quarter order rate that confirms customers are beginning to act on these fundamentals,” continued Sutherlin.  “In addition, our on-going work with customers supports our increased prospect list and indicates that expansion projects will continue to move to equipment orders during 2010.  We expect any upside to orders to be mostly in original equipment, and longer lead times will push their subsequent shipment into 2011 in most cases.  As a result, we are maintaining our previous revenue guidance for fiscal 2010 between $2.8 and $3.0 billion.  However, we continue to see the positive bottom line impact of programs to improve process efficiencies and efforts to contain costs.  We believe these will continue to favorably impact earnings and this allows us to raise the low end of our previous earnings expectations by $0.20.  We now expect earnings per fully diluted share for 2010 to be between $2.85 and $3.05.  Finally, we continue to expect to approve capital expenditures of $100 million this year as we accelerate our investments early in this up-cycle.”

Quarterly Conference Call
Management will host a quarterly conference call to discuss the Company’s first quarter results to be held at 11:00 a.m. EST on March 3, 2010.  Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #57304259, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on March 31, 2010 by dialing 800-642-1687 or 706-645-9291, access code #57304259.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://www.investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on March 31, 2010.

About Joy Global Inc.
Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of

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Joy Global Inc.

which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
JOYG-F

-FINANCIAL TABLES FOLLOW-

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Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended
	January 29,	January 30,
	2010	2009

Net sales	$729,220	$754,896
Costs and expenses:
Cost of sales	502,438	513,791
Product development, selling and administrative expenses	110,015	106,830
Other (income) expense	(793)	(965)
Operating income	117,560	135,240

Interest income (expense), net	(4,596)	(7,115)
Reorganization items	(50)	(135)
Income before income taxes	112,914	127,990

Provision for income taxes	(36,697)	(42,250)

Net income	$76,217	$85,740

Net Income per share:
Basic	$0.74	$0.84

Diluted	$0.73	$0.83

Dividends per share	$0.175	$0.175

Weighted average shares outstanding:
Basic	102,759	102,454
Diluted	104,383	102,949

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 29,	October 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$505,050	$471,685
Accounts receivable, net	544,213	580,629
Inventories	763,575	769,783
Other current assets	120,119	127,930
Total current assets	1,932,957	1,950,027

Property, plant and equipment, net	345,994	347,058
Other intangible assets, net	184,932	187,037
Goodwill	127,704	127,732
Deferred income taxes	316,044	332,474
Other assets	62,264	63,951
Total assets	$2,969,895	$3,008,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$19,686	$19,791
Trade accounts payable	178,468	206,770
Employee compensation and benefits	70,898	116,149
Advance payments and progress billings	336,894	321,629
Accrued warranties	61,397	58,947
Other accrued liabilities	153,584	203,498
Total current liabilities	820,927	926,784

Long-term obligations	520,490	523,890

Accrued pension costs	576,138	576,140
Other non-current liabilities	169,293	167,726

Shareholders' equity	883,047	813,739

Total liabilities and shareholders' equity	$2,969,895	$3,008,279

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 29,	January 30,
	2010	2009
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$423,731	$484,167
Surface Mining Equipment	328,000	310,243
Eliminations	(22,511)	(39,514)
Total Sales By Operation	$729,220	$754,896

Net Sales By Product Stream:
Aftermarket Revenues	$428,882	$420,403
Original Equipment Revenues	300,338	334,493
Total Sales By Product Stream	$729,220	$754,896

Net Sales By Geography:
United States	$350,955	$421,742
Rest of World	378,265	333,154
Total Sales By Geography	$729,220	$754,896

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$68,223	$92,173
Surface Mining Equipment	65,384	62,224
Corporate	(10,250)	(9,366)
Eliminations	(5,797)	(9,791)
Total Operating Income	$117,560	$135,240

DEPRECIATION AND AMORTIZATION BY SEGMENT :
Underground Mining Machinery	$8,736	$9,949
Surface Mining Equipment	5,111	4,552
Corporate	27	9
Total Depreciation And Amortization	$13,874	$14,510

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$(37,255)	$(139,168)
Property, Plant and Equipment Acquired	14,081	22,792
Cash Interest Paid	13,445	14,957
Cash Taxes Paid	40,518	29,606

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Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 29,	January 30,
	2010	2009
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$423,731	$484,167
Surface Mining Equipment	328,000	310,243
Eliminations	(22,511)	(39,514)
Total Sales By Operation	$729,220	$754,896

Net Sales By Product Stream:
Aftermarket Revenues	$428,882	$420,403
Original Equipment Revenues	300,338	334,493
Total Sales By Product Stream	$729,220	$754,896

BOOKINGS DATA:

Bookings By Operation:
Underground Mining Machinery	$473,975	$398,920
Surface Mining Equipment	355,783	158,240
Eliminations	(21,696)	(18,886)
Total Bookings By Operation	$808,062	$538,274

Bookings By Product Stream:
Aftermarket Bookings	$497,201	$461,220
Original Equipment Bookings	310,861	77,054
Total Bookings By Product Stream	$808,062	$538,274

BACKLOG DATA:	January 29,	October 30,
	2010	2009
Backlog By Operation:
Underground Mining Machinery	$976,963	$926,719
Surface Mining Equipment	602,975	575,192
Eliminations	(30,218)	(31,033)
Total Backlog By Operation	$1,549,720	$1,470,878

Backlog By Product Stream:
Aftermarket Backlog	$507,467	$439,148
Original Equipment Backlog	1,042,253	1,031,730
Total Backlog By Product Stream	$1,549,720	$1,470,878

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